Exhibit 99.1

For Immediate Release

Former Kaiser Permanente Executive Elected to TRHC Board of Directors

Moorestown, NJ (March 10, 2017) - Tabula Rasa HealthCare, Inc. (NASDAQ:TRHC), a disruptive innovation and technology leader in medication safety, offering a unique Medication Risk Stratification and Medication Risk Mitigation Matrix® suite of decision support tools, elected Dennis K. Helling, PharmD, ScD (Hon), FCCP FASHP, FAPhA, to its Board of Directors at the firm’s meeting held March 8, 2017.

Dr. Helling is the Executive Director Emeritus, Pharmacy Operations & Therapeutics, Kaiser Permanente Colorado, and Clinical Professor, University of Colorado Skaggs School of Pharmacy and Pharmaceutical Sciences. Dr. Helling served Kaiser from 1992 — 2013.

“TRHC is delighted to welcome Dr. Helling to the Board of Directors of TRHC,” said Calvin H. Knowlton, PhD, TRHC Chairman and CEO. “He brings to our company outstanding credentials, experience, innovation and leadership in the pharmacy industry generally, and the emerging role of pharmacists in healthcare and personalized medication therapy management, specifically. He joins our company as we emerge as a leader in medication safety. We appreciate Dr. Helling’s willingness to serve as a director and look forward to benefitting from his judgment and counsel.”

Dr. Helling was a Founding Member and President of the American College of Clinical Pharmacy. He also served as President of the Accreditation Council for Pharmacy Education and the American Pharmacists Association Foundation. Currently, he is the Vice President of The Denver Hospice Board of Directors and Chairman of the Working Group on Pharmacy Reimbursement in the Federation of International Pharmacy.

Dr. Helling’s practice emphasis and research have been focused on documenting the impact pharmacists have on improving patient and economic outcomes. A frequent lecturer nationally and internationally, Dr. Helling was the 2013 American Pharmacist Association’s Remington Honor Medalist, the profession’s highest recognition.  A graduate of the St. Louis College of Pharmacy (BS Pharm), University of Cincinnati College of Pharmacy (PharmD), Dr. Helling completed a clinical/hospital pharmacy Residency at Cincinnati General Hospital. He also completed the Kaiser Permanente Executive Program, Stanford University School of Business.

About Tabula Rasa HealthCare

Tabula Rasa HealthCare (NASDAQ:TRHC) is a leader in providing patient-specific, data-driven technology and solutions that enable healthcare organizations to personalize and optimize medication regimens to improve patient outcomes, reduce hospitalizations, lower healthcare costs and manage risk.  For more information, please visit: www.trhc.com.

Contact:

Media

Dianne Semingson

dsemingson@TRHC.com

T: 215-870-0829

Investors

Bob East or Asher Dewhurst

Westwicke Partners

443-213-0500

tabularasa@westwicke.com